Exhibit 23.2

HORWATH
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Well-Gardner Electronics Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 2-72090, 2-09137, 33-63920, 33-61535, 33-02981, and 333-72629) on Form S-8 of Wells-Gardner Electronics Corporation of our report dated 18 March 2005, with respect to the balance sheet of Wells Eastern Asia Displays (M) Sdn. Bhd. as of 31 December 2004, and the related statements of income, changes in equity, and cash flows for the year ended 31 December 2004, which report appears in this annual report on Form 10-K of Wells-Gardner Electronics Corporation.

/s/Horwath
Prai Office

/s/Eddy Chan Wai Hun
Partner

Penang, Malaysia
March 21, 2005